                       ERP OPERATING LIMITED PARTNERSHIP
     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

                                                                                            Historical
                                                               --------------------------------------------------------------------
                                                                 12/31/96      12/31/95      12/31/94      12/31/93      12/31/92
                                                               ------------  ------------  ------------  ------------  ------------
                                                                                      (Amounts in thousands)
REVENUES
 Rental income                                                 $    454,412  $    373,919  $    220,727  $    104,388  $     86,597
 Fee income - outside managed                                         6,749         7,030         4,739         4,651         4,215
 Interest income - investment in mortgage notes                      12,819         4,862           -             -             -
 Interest and other income                                            4,405         4,573         5,568         3,031         2,161
                                                               ------------  ------------  ------------  ------------  ------------
   Total revenues                                                   478,385       390,384       231,034       112,070        92,973
                                                               ------------  ------------  ------------  ------------  ------------

EXPENSES
 Property and maintenance                                           127,172       112,186        66,534        35,324        30,680
 Real estate taxes and insurance                                     44,128        37,002        23,028        11,403        10,274
 Property management                                                 17,512        15,213        10,249         3,491         2,912
 Property management - non-recurring                                    -             -             879           -             -
 Fee and asset management                                             3,837         3,887         2,056         2,524         2,403
 Depreciation                                                        93,253        72,410        37,273        15,384        13,442
 Interest:
   Expense incurred                                                  81,351        78,375        37,044        26,042        31,926
   Amortization of deferred financing costs                           4,242         3,444         1,930         3,322         2,702
 Refinancing costs                                                      -             -             -           3,284           -
 General and administrative                                           9,857         8,129         6,053         3,159         1,915
                                                               ------------  ------------  ------------  ------------  ------------
   Total expenses                                                   381,352       330,646       185,046       103,933        96,254
                                                               ------------  ------------  ------------  ------------  ------------

Income (loss) before extraordinary items                             97,033        59,738        45,988         8,137        (3,281)
                                                               ============  ============  ============  ============  ============

Combined Fixed Charges and Preferred Distributions:
  Interest and other financing costs                                 81,351        78,375        37,044        26,042        31,926
  Refinancing costs                                                     -             -             -           3,284           -
  Amortization of deferred financing costs                            4,242         3,444         1,930         3,322         2,702
  Preferred distributions                                            29,015        10,109           -             -             -
                                                               ------------  ------------  ------------  ------------  ------------

Total Combined Fixed Charges
 and Preferred Distributions                                        114,608        91,928        38,974        32,648        34,628
                                                               ============  ============  ============  ============  ============

Earnings before combined fixed charges
 and preferred distributions                                        182,626       141,557        84,962        40,785        31,347
                                                               ============  ============  ============  ============  ============

Funds from operations before combined fixed
 charges and preferred distributions                                275,879       213,967       123,114        56,169        44,789
                                                               ============  ============  ============  ============  ============

Ratio of earnings before combined fixed charges
 and preferred distributions to combined fixed charges
 and preferred distributions                                           1.59          1.54          2.18          1.25          0.91
                                                               ============  ============  ============  ============  ============

Ratio of funds from operations before combined fixed
 charges and preferred distributions to combined fixed
 charges and preferred distributions                                   2.41          2.33          3.16          1.72          1.29
                                                               ============  ============  ============  ============  ============

Earnings deficiency to cover fixed charges                           N/A           N/A           N/A            N/A          (3,281)
                                                               ============  ============  ============  ============  ============